CATERPILLAR FINANCIAL SERVICES CORPORATION POWERNOTES (R) With Maturities of 9 months or more from Date of Issue
Registration No. 333-124310	Trade Date:	3/10/2008
Filed Pursuant to Rule 424(b)(3)	Issue Date:	3/13/08
PRICING SUPPLEMENT NO. 1108
(To Prospectus Supplement dated July 7, 2005 & Prospectus dated May 13, 2005)
The Date of this Pricing Supplement: March 10, 2008

CUSIP or Common Code	Stated Interest Rate (1)	Maturity	Price to Public (2)	Discounts & Commissions	Interest Payment Frequency	Survivors Option	Yes/No	SUBJECT TO REDEMPTION OR REPAYMENT Date and terms of redemption or repayment (including any applicable regular or special record dates)
14912HJQ4	3.700%	03/15/13	100%	1.000%	Semi-Annually	YES	NO

	Principal Amount	Proceeds		Dealer (4)		1st Payment Date		Day Count

	$384,000.00	$380,160.00		Incapital LLC		09/15/08		30/360

	Yield (3)	Moody’s /S&P Rating

	3.700%	A2/A

Original Issue Discount Note:	Yes ☐ No ☒	Total Amount of OID:	N/A

(1)
The interest rates on the PowerNotes ® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes ® offered prior to the effective date of the change.  After the issuance of the PowerNotes® covered by this Pricing Supplement, $520.617 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.

(2)
Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(3)	Yields are quoted on a semi-annual bond equivalent yield basis.

(4)
As of March 3, 2008 Incapital LLC will serve as Purchasing Agent for the $1,000,000,000 PowerNotes® program established pursuant to the prospectus supplement dated July 7, 2005 to the Prospectus dated May 13, 2005.